Exhibit 99.1

VIGGLE INC. RECORDS BEST MONTH TO DATE

July 2014 sees record number of new registered users and monthly active users as expansion of platform and point earning on the web takes off

New York, NY – (August 7, 2014) – Viggle Inc. (NASDAQ:VGGL) (“Viggle”), the entertainment marketing and rewards platform, today released user data showing July 2014 as the best month in the company’s history, in terms of adding new registered users and driving monthly active users on the Viggle Platform.

The figures show about 860,000 monthly active users and an increase of approximately 566,000 new registered users.

Viggle Inc. has seen increasing cross-platform adoption of users of its various web, social and mobile properties which has boosted both key performance indicators.  Viggle first announced the expansion of its platform integration — which allows point earning on the web – on June 2.  That enabled users at Wetpaint, the leading digital destination and social publisher for entertainment fans, to earn Viggle Points for watching original video content.

Viggle and Wetpaint enhanced the consumer proposition on July 24 with the introduction of the Wetpaint VIP program.  Wetpaint VIP membership ties Wetpaint users into the Viggle Platform and provides access to exclusive content and discounted rewards, plus automatic entry into sweepstakes.

The introduction of point-earning opportunities and the VIP program have dramatically increased the number of registrations for the Viggle Platform from Wetpaint’s millions of monthly unique visitors. In addition to the rapid registration growth, Viggle and Wetpaint are also seeing a marked increase in the number of original videos users are watching to earn Viggle Points they can redeem for rewards like song downloads, gift cards, electronics, and more.

“The early results of bringing our points earning and entertainment rewards model to web content are very encouraging,” said Greg Consiglio, President and Chief Operating Officer of Viggle. “Each month, Wetpaint reaches a highly social audience of TV fans who are now more engaged than ever.  This is just the very successful beginning of expanding our entertainment and brand engagement rewards solutions to wherever fans are watching their favorite content.”

Viggle Inc.’s platform consists of the Viggle app, which offers rewards for watching TV, advertisements or listening to music; NextGuide, a personalized TV programming guide and distributed reminder platform; Wetpaint, an entertainment news and social publishing platform; and Viggle Store, a rewards destination where visitors can redeem Viggle Points for digital downloads. In June 2014, Viggle Inc. achieved a total reach of 18.4 million.  Total reach is the total of registered users for the Viggle app and monthly unique users of the Wetpaint media properties.

 About Viggle

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle mobile app has over 6.2 million users. Since its launch, Viggle members have redeemed nearly $19 million in rewards for watching their favorite TV programs and listening to music. Members can also use Viggle Store, a rewards destination where they can redeem their Viggle Points for music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; Dijit Media, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact
DKC Public Relations
Paris Tyler
212 981 5162
paris_tyler@dkcnews.com

Investor Relations Contact
Viggle Inc.
John C. Small, CFO
646 738 3220
john@viggle.com

IRTH Communications
Robert Haag, 1-866-976-4784
Managing Partner
VGGL@irthcommunications.com